Exhibit 99.1

No. 87 No.8 Coastal Way, Floor 2, Construction Bank, FTZ, Tianjin, China
Tel:86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Takes Another Step Towards Becoming China’s Premier Automotive Internet Portal With the Acquisition of www.goodcar.cn For $5.99 Million in Cash and Stock

TIANJIN, CHINA—(November 4, 2010) - China Auto Logistics Inc. (the “Company” or “CALI”)(NASDAQ:CALI), owner and operator of one of China's leading automotive portals for car dealers and consumers of vehicle services and products, announced today it has completed the acquisition of www.goodcar.cn (“Goodcar”)  for RMB 40 million ($5.99 million), consisting of RMB 18 million ($2.69 million) in cash, and RMB 22 million ($3.29 million) in common shares of “CALI.”

The number of shares to be issued in the transaction is approximately 1.08 million. Additionally, under the terms of the acquisition agreement, Mr. Li Yangqian, who will serve as General Manager of “Goodcar”, will be entitled to receive up to $1 million in CALI stock based on the future profitability of “Goodcar”.

The “Goodcar” site, founded in June 2008, and accessible on the www.cali.com.cn portal, has been an increasingly popular internet destination for auto drivers attracted by the discount cards available on the site for a wide range of automotive products and services, such as parking, auto repairs, 24/7 traffic information, emergency roadside assistance,  and discounts of 5% on gasoline purchases through Petro China. “Goodcar” prices its cards base on the type of discounted services they contain with varied prices of up to US$45.  Currently, “Goodcar” cards are available in Beijing, Tianjin, Chengdu, Chongqing, Wuhan and Xiamen.

Significant Additional Growth Potential

Mr. Tong Shiping, CEO and Chairman of China Auto Logistics, Inc. stated, “Since our relationship with ‘Goodcar’ began last spring, I am pleased to say the site’s performance has exceeded our expectations.” Mr. Shiping added, “as we further integrate ‘Goodcar’ into our online platform, we believe it will significantly expand our margins and help grow profits with the aggressive growth plans we are developing for it. These include cooperation with companies such as Shell and Sinopec and we expect to have more to report about this in the weeks and months ahead.”

About China Auto Logistics Inc. (CALI)

With 2009 sales of approximately $215 million, China Auto Logistics Inc. operates www.cali.com.cn, which rapidly has become one of the leading automobile portals for car dealers and consumers of vehicles and auto-related services throughout China. The Company also is one of China's top sellers of luxury imported cars as well as one of the country's leading developers of websites for buyers and sellers of imported and domestic automobiles. Recently initiating auto-related services for dealers and purchasers of domestic autos, it is China's leading "one stop" provider of logistical services and financing to imported car dealers nationwide and manager of the large imported auto mall in Tianjin. Its subscription and advertising based www.at188.com is the number one site for imported car dealers and consumers. Its www.at160.com site, focused on the domestic auto market, has climbed rapidly to become one of the top domestic auto websites and ranks among the top 125 most visited sites in China. The Company believes the integration of these wide ranging sites and services in a single portal serving a broad spectrum of China's "auto living" public, as well as the addition of new web-based auto-related services for businesses and consumers, will drive future growth. For additional information visit www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

US Investor
Focus Asia Partners
Robert Agriogianis
Tel: 973-520-8741

Press
 Ken Donenfeld
kdonenfeld@dgiir.com
 Tel:   212-425-5700
 Fax:  646-381-9727